INVESTMENT COUNSEL AGREEMENT

                                     between

                              JONES & BABSON, INC.

                                       and

                            S.I. INTERNATIONAL ASSETS


     THIS AGREEMENT by and between JONES & BABSON, INC., a Missouri corporation with its principal office at the BMA Tower, 700 Karnes Boulevard, Kansas City, Missouri 64108 (the "Manager"), and S.I. INTERNATIONAL ASSETS (formerly, Babson-Stewart Ivory International), a Massachusetts general partnership with its principal office at One Memorial Drive, Cambridge, Massachusetts 02142 (the "Investment Counsel"), is made pursuant to the approval and direction of the parties' respective authorized officers and/or Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

     WITNESSETH:

     WHEREAS, the Manager and BABSON-STEWART IVORY INTERNATIONAL FUND, INC. (the "Fund") were parties to a Management Agreement under which the Manager provided management services, including investment advisory services to the Fund; and

     WHEREAS, the Manager and Investment Counsel were parties to an Investment Counsel Agreement under which the Investment Counsel provided the following services related to the management of the assets of the Fund:

         Research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments; statistical information and reports as may reasonably be required, and general assistance in the supervision of the investments of the Fund, subject to the control of (i) the Directors of the Fund and (ii) the Manager; and

     WHEREAS, following a change of control of the Manager and resulting termination of the prior Management and Investment Counsel Agreements, the parties hereto desire to enter into this new Investment Counsel Agreement under which the Investment Counsel will continue to provide the aforementioned services relating to the management of the Fund's assets.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

     1. During the term of this Agreement, or any extension or extensions thereof, the Investment Counsel will, to the best of its ability, furnish the foregoing services.

     2. As compensation, the Manager will pay Investment Counsel for its services the following annual fee computed daily as determined by the Fund's price make-up sheet and which shall be payable monthly or at such other intervals as agreed by the parties in the amount of:

         four hundred seventy-five one-thousandths of one percent (475/1000 of 1%) of the average daily total net assets of the Fund.

     3. Provided this Agreement is approved by a majority of the outstanding voting securities of the Fund, the Agreement shall become effective and run concurrently with the Investment Advisory Agreement of the same date between the Manager and the Fund, an executed copy of which shall be supplied to Investment Counsel.

     4. This Agreement shall continue for a period of two years from the date of its initial effectiveness. Thereafter this Agreement may be renewed for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the Investment Company Act of 1940, as amended, (the "Act") and provided further that such continuance is approved at least annually thereafter by a vote of a majority of the Directors who are not parties to such Agreement or interested persons (as defined by the Act) of such party, cast in person at a meeting called for the purpose of voting on such approval. The Investment Counsel shall provide the Manager such information as may be reasonably necessary to assist the Directors of the Fund to evaluate the terms of this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors or by the vote of a majority of the outstanding voting securities of the Fund, or by the Manager or the Investment Counsel upon sixty days written notice to the other party. This Agreement will automatically terminate with the Investment Advisory Agreement without the payment of any penalty, upon sixty days written notice by the Fund to the Manager that the Board of Directors or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the Act, has terminated the Investment Advisory Agreement. This Agreement shall automatically terminate in the event of its assignment or assignment of the Investment Advisory Agreement unless such assignment is approved by the Directors and the shareholders of the Fund as herein before provided or unless an exemption is obtained from the Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph. The Manager shall promptly notify the Investment Counsel of any notice of termination or of any circumstances that are likely to result in a termination of the Investment Advisory Agreement. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved in the manner required by the Act. For purposes of this Agreement, the terms "assignment" and "majority of the outstanding voting securities" shall have the meanings set forth in the Act.

     5. It is understood and agreed that the services to be rendered by the Investment Counsel to the Manager under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Counsel shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby, and provided further that the services to be rendered by the Investment Counsel to the Manager under this Agreement and the compensation provided for in Paragraph 2 hereof shall be limited solely to services with reference to the Fund.

     6. The Manager agrees that it will furnish currently to Investment Counsel all information reasonably necessary to permit Investment Counsel to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably necessary to permit Investment Counsel to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied.

     7. The Investment Counsel shall not be liable for any error of judgment or mistake at law or for any loss suffered by Manager of the Fund in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Investment Counsel against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this agreement.

     8. Investment Counsel agrees with Manager that, subject to the terms and conditions of Paragraphs 8 and 9 of this Agreement, the Fund has the exclusive right to use the names David L. Babson, D.L. Babson, Babson (D.L.) and Babson, (the "Babson Name") as part of the Fund's name so long as S.I. INTERNATIONAL ASSETS, or any successor in interest, continues as Investment Counsel. The term "exclusive right" of the Fund appearing herein means that no other investment company (or series thereof) registered under the Act will be entitled to use the Babson Name as part of its name so long as the Fund has the right to use it as part of its name. But nothing herein shall prohibit DAVID L. BABSON & COMPANY INC. from granting to another investment company, which is managed by the Manager with S.I. INTERNATIONAL ASSETS as its Investment Counsel and which has investment objectives and policies different from those of the Fund, the right to use the Babson Name in that fund's name. Should (i) the Fund or Manager terminate S.I. INTERNATIONAL ASSETS, or its successor in interest, as Investment Counsel, (ii) DAVID L. BABSON & COMPANY INC., or its successor in interest, be terminated as Investment Counsel to the Babson Value Fund, Inc., Babson Enterprise Fund, Inc. or Babson Enterprise Fund II, Inc. or (iii) the Babson Value Fund, Inc., Babson Enterprise Fund, Inc. or Babson Enterprise Fund II, Inc. cease using the Babson name as part of such funds' name, DAVID L. BABSON & COMPANY INC., or its successors in interest, may elect to notify the Fund in writing that permission to use the Babson Name has been withdrawn for the Fund. If so notified, it is understood and agreed that JONES & BABSON, INC., or its successor in interest, in its capacity as Manager will take all necessary corporate action to proceed expeditiously to change the name of the Fund and not use any other name or take any action that would indicate the Fund's continued association with S.I. INTERNATIONAL ASSETS. If the use of the Babson Name is so withdrawn as aforesaid, it is understood and agreed that there shall be no limitation with respect to the future use of the Babson Name by S.I. INTERNATIONAL ASSETS, or its successor in interest.

     9. Although it is not anticipated, there may occur some unforeseen reason that would prohibit S.I. INTERNATIONAL ASSETS, as a matter of reasonable business necessity, continuing as Investment Counsel. Should such circumstances occur, S.I. INTERNATIONAL ASSETS, or its successor may elect to terminate its services, even though the Fund would want to continue to use the Babson Name and continue JONES & BABSON, INC., or its successor in interest, as Manager with S.I. INTERNATIONAL ASSETS, or its successor in interest, as Investment Counsel. If such termination occurs, upon receipt of written notice from S.I. INTERNATIONAL ASSETS, or its successor in interest, it is understood and agreed that JONES & BABSON, INC., or its successor in interest, in its capacity as Manager will take all necessary corporate action to proceed expeditiously to change the name of the Fund (but, if necessary, it may take up to one year from the effective date of such written withdrawal request), and the Fund will not use any other name or take any other action that would indicate the Fund's continued association with S.I. INTERNATIONAL ASSETS. In consideration for this right, DAVID L. BABSON & COMPANY INC. agrees that, should it so request the withdrawal of the Babson Name, it will not permit another investment company (or series thereof) registered under Act to use the Babson Name (except for those funds, managed by Jones & Babson, Inc. or its successor in interest, that retain the right to use the Babson Name under a separate Investment Counsel Agreement) as part of its name for a period of two years subsequent to the effective date of the written withdrawal request, unless this prohibition is waived or modified by the vote of a majority of the directors of the Fund. For this right to withdraw the Babson Name from the use of the Fund, S.I. INTERNATIONAL ASSETS agrees that it will not compete with JONES & BABSON, INC., or its successor in interest, for the management of the Fund during said two-year period, unless this no-compete provision is waived by JONES & BABSON, INC., or its successor in interest.


     Each party hereby executes this Agreement as of the _____ day of ____________, 2003, pursuant to the authority granted by its authorized officers and/or Board of Directors.


                                           S.I. INTERNATIONAL ASSETS



                                       By: _________________________________



Attest: _______________________




                                          JONES & BABSON, INC.



                                       By: __________________________________



Attest: ________________________





Accepted and Agreed by:

BABSON-STEWART IVORY INTERNATIONAL FUND, INC.


By: ____________________________


Name: __________________________


Title: ___________________________